Exhibit (k)
April 27, 2026
The Board of Trustees
The Northwestern Mutual Life Insurance Company
720 E. Wisconsin Avenue
Milwaukee, WI 53202
To The Board of Trustees:
In my capacity as General Counsel of The Northwestern Mutual Life Insurance Company (the “Company”), I have reviewed the establishment of The Northwestern Mutual Variable Life Account (the "Account"), on November 23, 1983, by the Company’s Board of Trustees, as a separate account for assets applicable to certain variable life insurance policies, pursuant to applicable provisions of the Wisconsin Statutes.
Company attorneys under my general supervision have prepared the Post-Effective Amendment No. 42 to the Registration Statement on Form N-6 (1933 Act File No. 333-36865) filed by the Company and the Account with the Securities & Exchange Commission under the Securities Act of 1933 for the registration of certain variable life insurance policies issued with respect to the Account.
I have made such examination of the law and examined such corporate records and such of the documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:
(1)
The Company has been duly organized under the laws in the State of Wisconsin and is a validly existing mutual life insurance company.
(2)
The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Wisconsin law.
(3)
The assets held in the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.
(4)
The variable life insurance policies, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.
This opinion is limited to matters involving the United States Federal law and the law of the State of Wisconsin, in each case, as currently in effect, and I do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the legal matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. I express no other opinions with respect to U.S. federal, state or foreign securities laws or regulations. I am rendering this opinion in my capacity as an officer of the Company and not in my individual capacity.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Ryan W. Heinemann

Ryan W. Heinemann
Vice President & General Counsel